Exhibit 10.6

CONFIDENTIAL

EXECUTION COPY

JOINT DEVELOPMENT & LICENSE AGREEMENT

This Joint Development and License Agreement (this “Agreement”) is made as of the 31st day of December 2012 (the “Effective Date”), by and between Pfenex, Inc., a Delaware corporation with a principal place of business located at 10790 Roselle Street, San Diego, CA 92121 (“Pfenex”), and Agila Biotech Private Limited, company incorporated under the Companies Act, 1956 and having its registered office at Strides House, Bilekahalli, Bannerghatta Road, Bangalore 560 076, India (“Agila”). Pfenex and Agila may be referred to individually as a “Party” or together as the “Parties.”

BACKGROUND

A. Pfenex has a proprietary Pseudomonas fluorescens protein expression platform (as further defined below as the “Pfenex Expression Technology”), which is used to increase yield, accelerate the development and production of biotherapeutics and vaccines;

B. Agila is engaged in the business of manufacturing and supplying therapeutic biological products for research and development and commercial purposes;

C. Pfenex and Agila desire to collaborate with each other, to develop certain therapeutic biological products manufactured using the Pfenex Expression Technology through the completion of the first Phase I Clinical Trial (as defined below) for each such product in accordance with the terms and conditions of this Agreement;

D. Pfenex and Agila wish to establish a joint venture company (the “JVC”) to further develop and commercialize one or more such products after the completion of the first Phase I Clinical Trial pursuant to a separate Joint Venture Agreement to be entered into by the Parties (the “JVA”) as set forth in Section 3.8; and

E. Upon successful completion of the first Phase I Clinical Trial in the Territory for such a product and the JVC’s receipt of all necessary Consents, business licenses and governmental approvals, and contingent upon the Parties’ agreement on a plan and budget for the further development and commercialization of such product, such product and all associated data, rights and assets will be transferred to the JVC and the JVC will continue the development and commercialization of such product as further provided in the JVA.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

Article 1

DEFINITIONS

1.1 “Act” means the Drugs and Cosmetics Act, 1940.

1.2 “Affiliate” means, with respect to a Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For the purposes of this definition, “control” means: (a) to possess, directly or indirectly, the power to direct the management and policies of such Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) ownership of more than fifty percent (50%) of the voting securities in such Person (or such lesser percent as may be the maximum that may be owned pursuant to Applicable Laws of the country of incorporation or domicile, as applicable). For clarity, for purposes of this Agreement, the JVC shall not be deemed an Affiliate of either Party.

1.3 “Analytical Methods” means, with respect to a Collaboration Product, a comprehensive set of analytical methods used to test the quality of in-process, bulk drug substance(s) and drug product(s) for the applicable Collaboration Product.

1.4 “Applicable Laws” means any laws, statutes, rules, regulations, guidelines, and standards promulgated by any governmental authority of competent jurisdiction applicable to the Parties or the activities contemplated hereunder, together with any judgments, orders, notices, instructions, decisions, standards, guidance and awards, each having the force of law, issued by a court or competent authority or tribunal or a Regulatory Authority to which the applicable Party is subject, including, as applicable, GCP, GLP, GMP, the Act and the Rules.

1.5 “Background Technology” means, with respect to a Party, any and all technology, know-how, technical information and other technical subject matter, and all intellectual property rights therein, in each case Controlled by such Party as of the Effective Date or otherwise developed or acquired by or on behalf of such Party outside the performance of this Agreement, in each case that are necessary for the performance of any Development Plan under this Agreement. For clarity, Pfenex’s Background Technology includes the Pfenex Expression Technology, including to the extent it is embodied in the Pfenex Materials and Deliverables.

1.6 “Collaboration Product(s)” means, individually and collectively, any product for which the Parties establish and sign a Development Plan pursuant to Section 3.1 for development hereunder, which may include but not limited to:

(a) Interferon beta-1b as a biosimilar product to the innovator product Betaseron®/Betaferon® from Bayer HealthCare Pharmaceuticals;

(b) PEGylated Interferon beta-1b;

(c) PEGylated Granulocyte Colony-Stimulating Factor (PEG-GCSF) as a biosimilar product to the innovator product Neulasta® from Amgen Inc.;

(d) PEGylated L-Asparaginase as a biosimilar product to Oncaspar® from Sigma-Tau Pharmaceuticals Inc.; and

(e) Human Growth Hormone (HGH) as a biosimilar product to Genotropin® from Pfizer Inc.

1.7 “Consents” means any consent, license, approval, authorization, waiver, permit, grant, concession, agreement, license, certificate, exemption, order or registration, of or with any Person.

1.8 “Control” means the possession (whether by ownership, license or other authorization), as of the Effective Date or during the Term, of (a) with respect to materials, data or information, physical possession or the right to such physical possession of those items, and the right to provide them to others (including the other Party); and (b) with respect to intellectual property rights, the right sufficient to grant the applicable license or sublicense under this Agreement; in each case without violating the terms of any agreement with any Third Party. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by a Party: (i) any materials, data, information or intellectual property owned or licensed by any Acquiring Entity immediately prior to the effective date of merger, consolidation or transfer, and (ii) any materials, data, information or intellectual property that any Acquiring Entity subsequently develops independently, without accessing or practicing the Pfenex Background Technology (in the case of an Acquiring Entity of Pfenex) or the Agila Background Technology (in the case of an Acquiring Entity of Agila). For the purpose of this Section 1.8, “Acquiring Entity” means, with respect to a Party, a Third Party that merges or consolidates with or acquires such Party, or to which such Party transfers all or substantially all of its assets to which this Agreement pertains. “Controlled” has its corollary meaning.

1.9 “Facility” means (a) each GMP-compliant facility jointly identified by both Parties for manufacturing (including storing and handling) any Collaboration Product for Phase I Clinical Trials, (b) Agila’s GMP-compliant Pilot Plant located at [*] and (c) Agila’s GMP-compliant manufacturing facility under construction at the [*] (the “[*] Facility”), only when all applicable testing and validation of such facility has been successfully completed, and all required Consents have been obtained, and such facility is otherwise ready and available for use in manufacture of Collaboration Products.

1.10 “GCP” means the then-current FDA regulations and guidelines for “Good Clinical Practice,” as promulgated by the FDA under 21 CFR Parts 50, 54, 56 and 312, as amended from time to time, or any foreign equivalents thereto (e.g., ICH Guideline for Good Clinical Practice) in the country in which the applicable Phase I Clinical Trial is conducted.

1.11 “GMP” means the then-current Good Manufacturing Practices pursuant to the U.S. Food, Drug and Cosmetic Act and any U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations (including Parts 11, 210 and 211 and the provisions of the Act and the Rules) and comparable laws, rules and regulations applicable to the manufacture, labeling, packaging, handling, storage, supply and transport of any Collaboration Product in any jurisdiction where the applicable Collaboration Product is or may be utilized in humans hereunder.

1.12 “GLP” means the then-current FDA regulations and guidelines for “Good Laboratory Practice,” as promulgated by the FDA under Title 21 of the U.S. Code of Federal Regulations Part 58, as amended from time to time, or any foreign equivalents thereto in the country in which research is conducted hereunder.

1.13 “Manufacturing Process” means, with respect to a Collaboration Product, the process based on the Pfenex Expression Technology for the production of such Collaboration Product using the associated Manufacturing Strain, as such process may be amended from time to time by the Parties pursuant to Section 5.2 below.

1.14 “Manufacturing Strain” means, with respect to a Collaboration Product, a strain of Pseudomonas fluorescens incorporating a nucleic acid sequence that is optimized to express the protein that is the active ingredient of such Collaboration Product.

1.15 “Master Cell Bank” means a cell bank produced from the Research Cell Bank for a Collaboration Product that complies with (a) GMP requirements for cell banks used in the production of biological products for use in humans and (b) the specifications therefor as set forth in the Development Plan for such Collaboration Product, a portion of which is anticipated to be deposited with a Third Party vendor for storage and preservation and which cell bank may be used in the establishment of the Working Cell Bank for such Collaboration Product.

1.16 “PEGylation” means the process of covalent attachment of polyethylene glycol (PEG) polymer chains to another molecule. “PEGylated” shall have its correlative meanings.

1.17 “Person” means any individual, corporation, partnership, limited liability company, trust, business trust, association, joint-stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, government authority or any other form of entity not specifically listed herein.

1.18 “Pfenex Expression Technology” means Pfenex’ proprietary Pseudomonas fluorescens expression platform technology used in the development and production of biological products, including through the optimization of a nucleic acid sequence and development of the associated manufacturing cell strains to express such product, together with all intellectual property rights therein.

1.19 “Phase I Clinical Trial” means a clinical development program that provides for the first introduction into humans of a pharmaceutical product with the primary purpose of making a preliminary determination with respect to safety, metabolism and pharmacokinetic properties and clinical pharmacology of such pharmaceutical product in healthy patients, or otherwise generally consistent with 21 C.F.R. §312.21(a).

1.20 “Phase III Clinical Trial” means any human clinical trial conducted in any country on a sufficient numbers of patients that is designed, if the defined end-points are met, to establish safety and efficacy of a pharmaceutical product in patients with the indication being studied for purposes of filing a marketing approval application or to otherwise be a pivotal trial for obtaining a marketing approval or label expansion for such pharmaceutical product or otherwise generally consistent with 21 C.F.R. §312.21(c).

1.21 “Raw Materials” means, with respect to any Collaboration Product(s), any and all ingredients, including media, buffers, solvents and other components (excluding the Manufacturing Strain as provided under Section 4.1.1 below) used in the manufacture of such Collaboration Product hereunder in accordance with the Manufacturing Process and Specifications for such Collaboration Product.

1.22 “Regulatory Approval” means all approvals, licenses, clearances, registrations or authorizations received from any Regulatory Authority in response to a Regulatory Filing together with all necessary approvals by any regulatory advisory board (e.g. institutional review board and ethics committee).

1.23 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, manufacture or other commercialization (including the granting of Regulatory Approvals) of any Collaboration Product in any jurisdiction, including the Drugs Controller General of India, European Medicines Agency and the United States Food and Drug Administration (“FDA”), in each case, any successor entity thereto.

1.24 “Regulatory Filings” means any submission made to a Regulatory Authority with respect to a pharmaceutical or medicinal product, including any application necessary to commence or conduct clinical testing of such product in humans, any submission to a regulatory advisory board with respect to such product, and in each case any supplement or amendment to any of the foregoing.

1.25 “Research Cell Bank” means a non GMP cell bank of the Manufacturing Strain for a Collaboration Product meeting the specifications therefor as set forth in the Development Plan for such Collaboration Product.

1.26 “Rules” means the Drugs and Cosmetic Rules, 1945.

1.27 “Study Results” means any and all data, results and reports from any preclinical or clinical studies with respect to any Collaboration Product conducted hereunder, including all data, results and reports from each Phase I Clinical Trial conducted hereunder and all interim reports and the final report generated therefrom.

1.28 “Specifications” means, with respect to a Collaboration Product, those specifications, manufacturing guidelines, control procedures, acceptance criteria, validation protocols, packaging, storage and release requirement or procedures or other similar requirements for the manufacture of such Collaboration Product, as mutually agreed by the Parties and set forth in the applicable Development Plan.

1.29 “Successful Completion” means, with respect to a Phase I Clinical Trial, the meeting of primary endpoints set forth in the applicable protocol approved by the JSC and the submission of the final trial report to the applicable Regulatory Authority as required under Applicable Law.

1.30 “Territory” means worldwide.

1.31 “Third Party” means an entity other than Pfenex, Agila and their respective Affiliates.

1.32 “Working Cell Bank” means a cell bank of the Manufacturing Strain produced from the Master Cell Bank for a Collaboration Product that complies with (a) GMP requirements for cell banks used in the production of biological products for use in humans and (b) the specifications therefor as set forth in the Development Plan for such Collaboration Product.

1.33 Additional Defined Terms. Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

Term	Section Defined
Agila Improvements	10.5
Alliance Manager	2.6
Co-Chair	2.2
Collaboration Technology	10.3
Confidential Information	9.1
Development Plan	3.1
Indemnitee	13.3
Indemnitor	13.3
JSC	2.1
JVA	Background
JVC	Background
Milestone	8.1
Pfenex Improvements	10.4
Pfenex Materials and Deliverables	4.1.1
Plan and Budget	3.9
Prior Confidentiality Agreement	9.5
SIAC	14.9.2
Subcommittee	2.7
Term	11.1

1.34 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits means the particular Articles and Sections of or Exhibits to this Agreement, and references to this Agreement include all Exhibits hereto. Unless context clearly requires otherwise, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “or” shall have its inclusive meaning of “and/or;” (c) the word “day” or “quarter” or “year” means a calendar day or calendar quarter or calendar year unless otherwise specified; (d) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (e) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof; and (j) provisions that refer to Persons acting “under the authority of Pfenex” shall include Pfenex’s Affiliates or licensees, as applicable, and those Persons acting “under the authority of Agila” shall include Agila’s Affiliates or sublicensees, as applicable; conversely, those Persons acting “under the authority of Pfenex” shall exclude Agila, its Affiliates and sublicensees, as applicable, and those Persons acting “under the authority of Agila” shall exclude Pfenex, its Affiliates and licensees, as applicable.

Article 2

GOVERNANCE

2.1 JSC Establishment. Within thirty (30) days of the Effective Date, the Parties agree to establish a joint steering committee (“JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement.

2.2 JSC Membership. The JSC shall be comprised of an equal number of representatives from each of Pfenex and Agila, with at least two (2) representatives from each Party. Either Party may replace its respective JSC representatives at any time with prior written notice to the other Party, provided that such replacement has comparable authority and scope of functional responsibility within that Party’s organization as the individual he or she is replacing. Without limiting the foregoing, each Party shall appoint by notice to the other Party one of its members to the JSC as a co-chair of the JSC (each, a “Co-Chair”). The Co-Chairs shall (a) coordinate and prepare the agenda and ensure the orderly conduct of the JSC’s meetings, (b) attend (subject to below) each meeting of the JSC, and (c) prepare and issue minutes of each meeting within ten (10) business days thereafter accurately reflecting the discussions and decisions of the JSC at such meeting. Such minutes from each JSC meeting shall not be finalized until a member from each Party has reviewed and approved the accuracy of such minutes in writing. The Co-Chairs shall solicit agenda items from the other JSC members and provide an agenda along with appropriate information for such agenda reasonably in advance (to the extent possible) of any meeting. In the event the presiding Co-Chair or another member of the JSC from either Party is unable to attend or participate in any meeting of the JSC, the Party who designated such member may designate a substitute representative for the meeting.

2.3 JSC Responsibilities. The role of the JSC shall be:

2.3.1 to review and approve the Development Plan for any Collaboration Product(s) and any amendment thereto;

2.3.2 to coordinate and oversee the transfer of Pfenex Materials and Deliverables to Agila;

2.3.3 to manage and oversee the implementation of the Development Plan for any Collaboration Product(s), including all regulatory activities required or otherwise conducted in accordance therewith;

2.3.4 to monitor each Phase I Clinical Trial conducted pursuant to the Development Plan for the respective Collaboration Product(s);

2.3.5 to provide a forum for the Parties to exchange information with respect to matters pertaining to and status of the performance of the Development Plan for any Collaboration Product(s);

2.3.6 to coordinate and oversee the transfer of any Collaboration Product(s) to the JVC pursuant to Section 3.9; and

2.3.7 to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth hereunder or otherwise agreed in writing by the Parties.

2.4 JSC Meetings.

2.4.1 Conduct. During the Term, the JSC shall hold at least one (1) meeting per calendar quarter in accordance with a schedule established in advance annually or as the JSC otherwise agrees. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating. The JSC may meet either (a) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (b) by audio or video teleconference; provided that at least one (1) such meeting per year shall be in person. With the prior consent of the other Party’s representatives (such consent not to be unreasonably withheld or delayed), each Party may invite non-member employees to participate in the discussions and meetings of the JSC, provided that such participants shall have no vote and shall be subject to the confidentiality provisions set forth in Article 9 of this Agreement. Additional meetings of the JSC may also be held with the mutual consent of the Parties, or as required under this Agreement, and neither Party will unreasonably withhold or delay its consent to hold any such additional meeting. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC.

2.4.2 Progress Report. At each meeting of the JSC, each Party shall summarize to the JSC the progress of the activities performed by or under authority of such Party and its Affiliates with respect to each Collaboration Product during the period since the last meeting of the JSC.

2.5 JSC Decision Making. Decisions of the JSC shall be made by consensus, with each Party having one (1) vote. Each Party shall act in good faith to reach consensus on all matters and act in the general spirit of cooperation and in no event shall either Party unreasonably withhold, condition or delay any approval or other decision of the JSC hereunder. In the event the JSC fails to reach consensus with respect to a particular matter within its authority, then upon request by either Party such matter shall be resolved pursuant to Section 14.10. For clarity, the JSC shall not have the power to amend or modify this Agreement, and no decision of the JSC shall be in contravention of any terms or conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement or otherwise mutually agreed by the Parties to be decided by the JSC.

2.6 Alliance Manager. Promptly after the execution of this Agreement each Party shall appoint a single individual to act as the primary point of contact between the Parties in connection with the performance of the Development Plans (each, an “Alliance Manager”). Each Party may at any time appoint a different Alliance Manager by written notice to the other Party and may elect, upon mutual agreement by the Parties, to eliminate the responsibilities of the Alliance Managers. The Alliance Managers shall be entitled to attend meetings of the JSC, but shall not have, or be deemed to have, any rights or responsibilities of a member of the JSC. Each Alliance Manager may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires such attention.

2.7 Subcommittees. Promptly after the establishment of the JSC, the JSC shall establish the following subcommittees (each, a “Subcommittee”): (a) a preclinical, clinical and regulatory Subcommittee to coordinate and make all day-to-day decisions necessary to implement any preclinical or clinical studies and regulatory activities set forth in each Development Plan; (b) a chemistry, manufacturing, and controls (CMC) Subcommittee to coordinate and make all day-to-day decisions necessary to implement any manufacturing-related activities set forth in each Development Plan; (c) a commercialization Subcommittee to (i) propose business/ commercialization strategies and priorities with respect to the Collaboration Products for the review and approval of the JSC and (ii) coordinate and resolve any issue arising from the performance of each Development Plan that may impact such business/commercialization strategy for any Collaboration Product; (d) an intellectual property Subcommittee to develop and implement the intellectual property strategy with respect to Collaboration Technology and coordinate the prosecution and maintenance of patents and patent applications claiming any jointly owned Collaboration Technology; and (e) a Subcommittee to oversee and coordinate the transfer of various technologies as contemplated herein, whether between the Parties or to a Third Party. Each Subcommittee shall consist of equal number of representatives of each Party and shall meet with such frequency as the JSC determines is appropriate. Each Subcommittee shall be responsible for day-to-day implementation and operations of the activities under this Agreement for which it has or is otherwise assigned responsibility, provided that such implementation is not inconsistent with the express terms of this Agreement, the applicable Development Plan or the decisions of the JSC. Each Subcommittee shall operate by unanimous vote in all decisions, with each Party having one (1) vote and with at least one (1) representative from each Party participating in such vote. If, with respect to a matter that is subject to a Subcommittee’s decision-making authority, the Subcommittee cannot reach unanimity, the matter shall be referred to the Alliance Manager, who shall submit such matter to the JSC for resolution in accordance with Section 2.5. The various Subcommittees may have overlapping membership and the Parties will attempt to time meetings of the JSC and the various Subcommittees to maximize productivity of the members and minimize costs associated therewith.

Article 3

PRODUCT DEVELOPMENT

3.1 Development Plan. Promptly after the execution of this Agreement, on a Collaboration Product-by-Collaboration Product basis, Pfenex and Agila shall jointly prepare a mutually-agreed written work plan for any Collaboration Product(s) that sets out in reasonable detail the development activities to be conducted by each Party and its designees for the Successful Completion of the first Phase I Clinical Trial for any Collaboration Product(s), as well as the location, protocol, budget and timelines for completion of various tasks therefor

(each, a “Development Plan”). Each Development Plan shall be subject to the JSC’s approval. Upon the JSC’s approval of a Development Plan, such Development Plan shall be signed by a duly authorized representative from each Party and attached hereto as a part of this Agreement. For the avoidance of doubt, unless and until the Parties sign the Development Plan for any Collaboration Product, neither Party shall have any obligation with respect to any product hereunder; provided, however, that unless and until the earlier of (a) the Parties sign a Development Plan therefor or (b) either Party provides sixty (60) days’ prior written notice to the other Party of its intent to exclude a product described in Section 1.6(a) — (e), the Parties shall use good faith efforts to prepare and agree on Development Plan therefor prior to the date specified in Exhibit 1 (as may be amended from time to time by the Parties). Each Development Plan will be updated and approved semi-annually by the JSC and shall be consistent with the general allocation of responsibilities described in Section 3.2 below. Without limiting the foregoing, any material modifications or additions to any Development Plan (including any proposed change(s) to any Third Party designee) shall be first approved by JSC prior to its implementation. Each Party shall perform its obligations allocated to it under each Development Plan in accordance with the terms and conditions of this Agreement (including the diligence requirement set forth in Article 8), the applicable Development Plan and all Applicable Laws.

3.2 General Allocation of Responsibilities.

3.2.1 To Pfenex. As further provided in the applicable Development Plan, with respect to each Collaboration Product, Pfenex shall be responsible for and shall bear the expenses of:

(a) establishing and characterizing a Research Cell Bank for such Collaboration Product (and in the case of the Interferon beta-1b Collaboration Product only, an initial Master Cell Bank and Working Cell Bank);

(b) developing Manufacturing Process and Analytical Methods for such Collaboration Product;

(c) transferring the Research Cell Bank, Manufacturing Process and Analytical Methods for such Collaboration Product to Agila along with copies of existing documentation associated therewith;

(d) providing technical assistance to Agila with respect to Agila’s use thereof in accordance with and during the Term; and

(e) providing assistance to Agila to apply for any funding/grants from any national (Indian), international or other sources for the development of such Collaboration Product.

3.2.2 To Agila. As further provided in the applicable Development Plan, with respect to each Collaboration Product, Agila shall be responsible for and shall bear the expenses of:

(a) establishing and characterizing a Master Cell Bank and Working Cell Bank for the production of such Collaboration Product (except in the case of the Interferon beta-1b Collaboration Product only, for which Pfenex will be responsible for establishing and characterizing the initial Master Cell Bank and Working Cell Bank);

(b) transferring a portion of the Master Cell Bank to a mutually agreed Third Party for storage and preservation;

(c) performing any necessary formulation development for such Collaboration Product;

(d) performing any necessary scale up and validation activities and implementing the GMP manufacturing of such Collaboration Product;

(e) performing the proper stability studies and analytical, process and shipping validation for such Collaboration Product in accordance with GMP;

(f) developing and performing any necessary PEGylation process for such Collaboration Product;

(g) obtaining and maintaining appropriate Consents including facility permits, manufacturing licenses, manufacturing and analytical records and approvals necessary for the manufacture of such Collaboration Product;

(h) performing any necessary GLP toxicology study for such Collaboration Product and provide sufficient amount of such Collaboration Product for other preclinical studies and the first Phase I Clinical Trial;

(i) managing regulatory matters (including making all Regulatory Filings with Regulatory Authorities for obtaining all necessary Regulatory Approvals to initiate the first Phase I Clinical Trial for such Collaboration Product); and

(j) conducting the first Phase I Clinical Trial for such Collaboration Product and undertake other actions necessary for the Successful Completion of such Phase I Clinical Trial; and

(k) applying for funding/grants from any national (Indian), international or other sources for the development of such Collaboration Product, with the assistance of Pfenex.

3.3 Development Costs. As between the Parties, each Party shall bear all of the costs and expenses incurred in connection with any of the activities allocated to such Party under this Agreement and each applicable Development Plan. Notwithstanding anything to the contrary in this Agreement or any Development Plan, Agila shall be responsible for all costs and expenses incurred by the Parties in conducting the first Phase I Clinical Trial of any Collaboration Product hereunder. Notwithstanding the foregoing, neither Party may commit to, enter into any agreement for the conduct of a Phase I Clinical Trial or manufacturing agreement under the Development Plan(s) for any Collaboration Product(s) except as approved by the JSC; provided, however, Agila will reimburse Pfenex for those costs incurred in connection for the Phase I Clinical Trial for the Interferon beta-1b Collaboration Product (including the GMP manufacture of such Collaboration Product therefor) as set forth on Exhibit 2.

3.4 Subcontractors. Except as set forth in the applicable Development Plan, neither Party may subcontract or otherwise delegate all or any portion of its obligations under this Agreement (including substituting or adding manufacturing or contract research facilities of a Third Party) without JSC’s prior written approval. When considering a subcontractor a Party will advise the JSC, which will establish an audit team comprised of members from each Party to audit or review such subcontractor to ensure that the subcontractor meets the qualifications necessary and has complied with Applicable Laws with respect to the subcontracting activities for which such subcontractor is being considered. To the extent such approval is granted, the subcontracting Party shall (a) ensure that each such subcontractor has and maintains all appropriate qualifications and complies with Applicable Laws and that the other Party or its designee has the right to participate in and approve such qualification process; (b) ensure that all such approved subcontractors comply with the provisions of this Agreement; and (c) be responsible for each such subcontractor’s performance hereunder (including, without limitation, any breach of this Agreement by such subcontractor), as if such subcontracting Party were itself performing such activities. For clarity, each Party may exercise its rights or perform its obligations under this Agreement through one or more of its Affiliates; provided that each Party shall ensure that each such Affiliate complies with the provisions of this Agreement and be responsible for each such Affiliate’s performance hereunder (including, without limitation, any breach of this Agreement).

3.5 Protocols. All protocols for any pre-clinical or clinical studies to be performed with respect to each Collaboration Product shall be developed by the relevant Subcommittee, in consultation with those relevant scientific/technical representatives from each Party, and submitted to the JSC for its review and approval. Further, any material modification to any such protocol shall subject to the review and approval of the JSC. For the avoidance of doubt, all study sites and investigators for each Phase I Clinical Trial of any Collaboration Product conducted under this Agreement shall be included in the applicable Development Plan and subject to the review and approval of the JSC.

3.6 Information Sharing. On an annual basis or as the JSC otherwise determines during the Term, and without limiting Section 2.4.2, each Party shall provide to the other Party the documentation, reports and other data from or relating to any completed or ongoing development activities and the results thereof (and summaries of any results in English if such documentation and materials are not provided in English) controlled by such Party relating to each Collaboration Product (including documentation relating to Regulatory Filings and Regulatory Approvals, original source data, reports, case report forms (CRFs) and summary literature). Each Party shall have the right to use, and disclose (provided that if such information is the Confidential Information of the other Party, such disclosure shall be subject to confidentiality obligations as set forth in Article 9 of this Agreement) such information to the extent necessary to exercise its rights and fulfill its obligations hereunder.

3.7 Exclusivity of Efforts. On a Collaboration Product-by-Collaboration Product basis, during the Term for the applicable Collaboration Product, each Party agrees that, except for its obligations hereunder, neither it nor any of its Affiliates shall develop, manufacture, supply or commercialize any Collaboration Product, or assist any Third Party to perform any such activities with respect to any Collaboration Product. In addition, neither Party shall, during or after the Term, use any Study Results other than pursuant to this Agreement or the JVA. Notwithstanding the foregoing, nothing herein is intended to require a Party to breach those obligations set forth in Exhibit 3 under such Party’s name.

3.8 Execution of the JVA. As soon as practicable after the execution of this Agreement, the Parties shall finalize and execute the JVA by no later than February 28, 2013. It is understood that the JVA will be in the form under negotiations by the Parties as of the Effective Date, except that the Parties may (i) change the jurisdiction of incorporation of the JVC as mutually agreed by the Parties, (ii) make other changes to the extent necessary or appropriate to comply with applicable laws of the jurisdiction of incorporation of the JVC, and (ii) modify those tax-related provisions for the purpose of minimizing each Party’s tax liabilities arising from its activities under the JVA to the extent legally permissible.

3.9 Collaboration Product Transfer to the JVC. On a Collaboration Product-by-Collaboration Product basis, reasonably in advance of the anticipated completion of the first Phase I Clinical Trial for a Collaboration Product, the Parties shall, through the JSC, discuss and develop a detailed development plan and budget setting forth in reasonable detail the activities to be conducted by the JVC for the further development and commercialization of such Collaboration Product and associated budget and timelines, including the strategy for conducting Phase III Clinical Trials for such Collaboration Product, the location for such trials, the contract research organizations to conduct such trials and the budget therefor, as well as the launch strategy for such Collaboration Product and budget therefor (each, a “Plan and Budget”). Upon Successful Completion of the first Phase I Clinical Trial in the Territory for a Collaboration Product and the JVC’s receipt of all necessary Consents, business licenses, permits and Regulatory Approvals, and further contingent upon the Parties’ agreement on the applicable Plan and Budget and the JVC board of director’s ratification thereof, such Collaboration Product will be transferred to the JVC, and the JVC will continue the development and commercialization of such Collaboration Product in accordance with the applicable Plan and Budget as further provided in the JVA. The Parties shall conduct no further development activities with respect to a Collaboration Product under this Agreement after such Collaboration Product is transferred to the JVC.

Article 4

PFENEX DELIVERABLES

4.1 Delivery of Manufacturing Strain; Restrictions.

4.1.1 Delivery. With respect to each Collaboration Product, promptly after Pfenex has established (a) Research Cell Bank, (b) Manufacturing Process and (c) Analytical Methods for such Collaboration Product, Pfenex shall deliver to Agila the Manufacturing Process and the associated Research Cell Bank, Analytical Methods for the production of such Collaboration Product (all such deliverables (including in the case of the Interferon beta-1b Collaboration Product only, an initial Master Cell Bank and Working Cell Bank) together with all modifications or derivatives thereof based in whole or part from the Pfenex Expression Technology, collectively referred to as the “Pfenex Materials and

Deliverables”). Pfenex Materials and Deliverables shall be and remain the sole and exclusive property of Pfenex and the physical possession of such Pfenex Materials and Deliverables by Agila shall not be (nor be construed as) a sale, lease, offer to sell or lease, or other transfer of title of such materials to Agila. Except as expressly provided in this Agreement, no licenses or rights shall be deemed granted to Agila, by implication, estoppel or otherwise, by the transfer of physical possession of any such Pfenex Materials and Deliverables to Agila.

4.1.2 Limitations on Use and Transfer. Agila shall not use the Pfenex Materials and Deliverables for any purpose other than for the performance of its obligations under this Agreement. Except as otherwise authorized by Pfenex in writing, Agila shall not provide the Pfenex Materials and Deliverables to any Person other than to approved subcontractors in furtherance of Section 3.4 or those employees of Agila who require access to the Pfenex Materials and Deliverables, in each case for the performance of the activities allocated to Agila under any Development Plan. Agila shall only use the Pfenex Materials and Deliverables in compliance with all Applicable Laws.

4.1.3 No Modification or Derivation. Except as (a) expressly set forth in the applicable Development Plan or (b) allowed with Pfenex’s prior written consent, Agila shall not attempt to alter or modify the Pfenex Materials and Deliverables in any way, or to make any derivatives or modifications thereof and shall not under any circumstances attempt, directly or indirectly, to analyze, characterize, reverse engineer or otherwise derive the sequences, or constructs of the Pfenex Materials and Deliverables. It is understood that from time to time with Pfenex’s prior consent, Agila may modify the Pfenex Materials and Deliverables so as to improve the performance thereof.

4.1.4 Care in Use of the Pfenex Materials and Deliverables. Agila acknowledges that the Pfenex Materials and Deliverables are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and all reasonable care in the use, handling, storage, containment, transportation and disposition of the Pfenex Materials and Deliverables.

4.2 Warranties Regarding Pfenex Materials and Deliverables. Pfenex hereby represents and warrants to Agila that (a) Pfenex owns or has rights to the Pfenex Materials and Deliverables; (b) Pfenex has the right to provide the Pfenex Materials and Deliverables to Agila for use in accordance with this Agreement and (c) the Pfenex Materials and Deliverables meet the written specifications therefor as set forth in the applicable Development Plan(s) at the time of delivery to Agila.

4.3 Acknowledgement. Agila acknowledges that the use or modification of the Pfenex Materials and Deliverables other than as permitted under this Agreement could cause irreparable damage to Pfenex. As such, Agila agrees that: (a) any breach of this Article 4 shall be considered a material breach of this Agreement; (b) Pfenex shall have the right to receive an assignment of all right, title and interest in and to any patent or patent application that contains, discloses or claims any invention arising from an impermissible modification or use of the Pfenex Materials and Deliverables, and (c) the remedies set forth in subsections (a) and (b) shall not prejudice Pfenex’s right to pursue any legal or equitable remedy available to Pfenex for any violations of this Article 4.

Article 5

MANUFACTURING OF COLLABORATION PRODUCTS

5.1 General. As between the Parties, Agila shall be solely responsible for manufacturing any Collaboration Product(s) for any pre-clinical studies, the first Phase I Clinical Trial for any Collaboration Product(s) and otherwise in support of the Development Plan therefor at its own costs in the Facilities. All Collaboration Product(s) supplied by Agila hereunder for use in any Phase I Clinical Trial shall meet the applicable Specifications therefor and shall be manufactured at the Facility in accordance with the applicable Manufacturing Process and all Applicable Laws (including GMP). Agila shall perform quality control procedures reasonably necessary to ensure that any Collaboration Product(s) for use in any clinical studies conform fully to the applicable Specifications.

5.2 Changes. Once transferred to Agila, neither Party shall make any changes to the Manufacturing Process, Specifications, Analytical Methods, Facility, Raw Materials or any other item in any manner that would reasonably cause any Collaboration Product for use in any clinical studies not to comply with the Specifications therefor or Applicable Laws, without the JSC’s prior written approval. If either Party desires any such change, it may request such change through the JSC. All such changes shall be documented in a writing signed by an authorized representative of each of Pfenex and Agila.

5.3 Deviations. Without limiting Section 5.2 above, in the event any material deviations occur during the course of the manufacture of any batch of any Collaboration Product for use in any clinical studies under this Agreement, Agila shall immediately provide the JSC with a detailed written description of such deviation. In addition, Agila shall undertake all reasonable and appropriate actions to investigate the cause of such deviation and to correct the same.

5.4 Agila Warranties. Agila represents and warrants that:

5.4.1 Collaboration Product. All Collaboration Product supplied by Agila hereunder shall comply with all Applicable Laws, GMPs and meet all Specifications, and Agila shall perform and document all manufacturing and supply activities contemplated herein in compliance with all Applicable Laws.

5.4.2 Facilities and Equipment. The Facility(ies), all equipment used for the manufacture of each Collaboration Product within the Facility(ies) and the activities contemplated herein complies with all Applicable Laws and Agila shall obtain and maintain all Consents including governmental registrations, permits, licenses and approvals necessary for Agila to manufacture each Collaboration Product, and otherwise to perform its obligations, under this Agreement.

5.5 Manufacturing Records. Agila shall generate and maintain complete and accurate records and samples as necessary to evidence compliance with this Agreement and all Applicable Laws and other requirements of applicable governmental authorities relating to the manufacture of each Collaboration Product, including validation data, stability testing data, certificates of analysis, certificates of origin of all raw materials, batch and lot records, quality control and laboratory testing, and any other data required by Applicable Laws. All such records and samples shall be maintained for such periods as may be required by Applicable Law. Upon request by Pfenex, Agila shall provide Pfenex (or its designee) reasonable access to, and copies and portions of, such records and samples, including all batch and lot records, and any supporting data relating thereto, including written investigations of any deviations that may have been generated from manufacturing, packaging, inspection, or testing processes.

5.6 Inspection. During the Term and such longer period required by Applicable Laws, upon at least ten (10) business days advance notice and at reasonable frequency, Pfenex shall have the right to inspect and audit, during regular business hours: (a) any Facility or any other location at which any of the manufacturing, processing or other activities relating to any Collaboration Product are performed hereunder; and (b) any of the manufacturing and quality control records and all other documentation relating to the manufacturing, processing and other activities with respect to any Collaboration Product (including any internal quality control audits or reviews. Such inspections and audits shall be for the purpose of ascertaining compliance with Applicable Laws, the Specifications and other aspects of this Agreement, reviewing correspondence, reports, filings and other documents from or to Regulatory Authorities to the extent related to the manufacturing, processing and other activities hereunder, approving, where appropriate, all variances from applicable requirements hereunder, and evaluating the implementation of all manufacturing and process changes pursuant to this Agreement. In performing any such audit or inspection, employees or consultants of Pfenex shall: (i) not unreasonably interfere with other activities of Agila being carried out at the location at which such audit or inspection is taking place; and (ii) observe all rules and regulations applicable to visitors and to individuals employed at the Facility which have been communicated by Agila to Pfenex in writing. Any information obtained by Pfenex through such inspections and audits shall be treated as Confidential Information of Agila in accordance with Article 9 below.

5.7 [*] Facility. Agila will use all reasonable efforts to ensure that all applicable testing and validation of the [*] Facility has been successfully completed, and all required Consents have been obtained, and such facility is otherwise ready and available for use in manufacture of each Collaboration Product as soon as practicable and in no event later than the earlier of (i) the time Agila or the JVC, as applicable, receives a manufacturing license for the applicable Collaboration Product from the applicable Regulatory Authority and (ii) the JVC is otherwise prepared to commercially launch such Collaboration Product. In the event that the [*] Facility is not so completed for commercial production, Agila shall make alternative arrangements to supply the Collaboration Product(s) to the JVC for commercialization under the terms and conditions set in the JVA.

Article 6

REGULATORY MATTERS

6.1 General. As between the Parties, Agila shall be solely responsible for Regulatory Filings, obtaining and maintaining all necessary Regulatory Approvals for the initiation and performance of the first Phase I Clinical Trial for each Collaboration Product; provided that all such activities shall be performed in a manner that is consistent with the applicable Development Plan developed in accordance with Section 3.1. As between the Parties, Agila shall assume all responsibilities of sponsors and investigators under Applicable Laws for the first Phase I Clinical Trial for each Collaboration Product. Upon the transfer of any Collaboration Product to the JVC as provided in Section 3.9, Agila shall assign and deliver, or cause to be assigned and delivered, to the JVC, and the JVC shall assume control of, all Regulatory Filings and approvals (including Regulatory Approvals) and all communications with the applicable Regulatory Authorities with respect thereto obtained and maintained by Agila or its Affiliate in connection with the development of such Collaboration Product(s).

6.2 Meetings with Regulatory Authorities. Agila shall timely inform Pfenex as soon as reasonably practicable of any meetings scheduled with any Regulatory Authority concerning any Collaboration Product. As reasonably requested in a timely manner, Agila shall allow representatives from Pfenex to participate in such meetings with any Regulatory Authority.

6.3 Regulatory Filings. Reasonably in advance of the submission of any Regulatory Filing or material correspondence with applicable Regulatory Authorities for any Collaboration Product, Agila shall provide a copy of such document to Pfenex for its review and shall incorporate any reasonable comments and suggestions provided by Pfenex with respect thereto. Agila shall make available, directly, or through the JSC, copies of any Regulatory Filing or correspondence with applicable Regulatory Authorities for any Collaboration Product promptly after such Regulatory Filing or correspondence has been submitted to the applicable Regulatory Authority.

6.4 Regulatory Actions. Agila shall permit all applicable Regulatory Authorities to conduct such inspections of the Facility or any other location at which any of the manufacturing or development activities (including pre-clinical or clinical studies) relating to any Collaboration Product are performed, as such Regulatory Authorities may request in accordance with Applicable Laws and shall cooperate with such Regulatory Authorities with respect to such inspections and any related matters. Agila shall give Pfenex prompt written notice of any such inspections, and shall keep Pfenex informed about the results and conclusions of each such regulatory inspection, including actions taken by Agila to remedy conditions cited in such inspections. In addition, Agila shall allow Pfenex or its representative to assist in the preparation for and be present at such inspections for which it has advanced notice. Agila shall provide Pfenex with copies of any written inspection reports issued by any Regulatory Authority and all correspondence between Agila and any Regulatory Authority with respect thereto. Additionally, Agila agrees to promptly notify and provide Pfenex copies of any request, directive or other communication of the applicable Regulatory Authority relating to or otherwise that may affect any Collaboration Product or its manufacture or development. Prior to responding to any reports, requests, directive or other communications issued by any Regulatory Authority relating to or otherwise that may affect any Collaboration Product or its manufacture or development, Agila shall provide Pfenex a copy of its proposed response for Pfenex’s review and comments and Agila shall include any reasonable comments or recommendations provided by Pfenex with respect thereto prior to submitting such response to the applicable Regulatory Authority. Agila shall provide Pfenex a copy of its final response contemporaneously with submitting the response to the Regulatory Authority.

Article 7

RECORDS; INSPECTIONS

7.1 Record Keeping. Without limiting any other specific record-keeping obligations set forth in this Agreement or any Development Plan, each Party shall generate and maintain, during the Term and such longer period required by Applicable Laws, complete and accurate records related to its performance of its obligations under each Development Plan as necessary to evidence compliance with this Agreement and all Applicable Laws. Upon the transfer of any Collaboration Product to the JVC as provided in Section 3.9, each Party shall deliver, or cause to be delivered, to the JVC all records (or copies thereof) kept by such Party in accordance with this Section 7.1.

7.2 Inspection. Without limiting any other specific inspection provisions in this Agreement or any Development Plan, during the Term and such longer period required by Applicable Laws, at least ten (10) business days advance notice by a Party and at reasonable frequency, such Party shall have the right to inspect and audit, during regular business hours, the records kept by the other Party pursuant to Section 7.1. Such inspections and audits shall be for the purpose of ascertaining compliance with this Agreement and Applicable Laws. Any information obtained by the auditing Party through such inspections and audits shall be treated as Confidential Information of the audited Party in accordance with Article 9 below.

Article 8

DILIGENCE

8.1 Diligence. Each Party will expend, with respect to each objective set forth in this Agreement or otherwise assigned to such Party under any Development Plan, its reasonable, good faith efforts to accomplish such objective consistent with those efforts it normally expends to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to any Collaboration Product(s), each Party’s efforts will be substantially equivalent to those efforts and resources commonly used for pharmaceutical products owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential as such Collaboration Product taking into account all relevant factors. Without limiting the foregoing, each Party shall achieve the applicable milestones set forth in Exhibit 1 attached hereto (each, a “Milestone”) with respect to activities assigned to it under this Agreement or the applicable Development Plan within the corresponding timelines set forth in Exhibit 1. For clarity, the date by which the Development Plan for each Collaboration Product shall be executed by the Parties shall each be a Milestone, and a failure to meet such Milestone with respect to a Collaboration Product shall trigger the termination right set forth in Section 3.1 with respect to such Collaboration Product.

Article 9

CONFIDENTIALITY

9.1 Confidential Information. The Parties may from time to time disclose to each other Confidential Information. “Confidential Information” means any information disclosed by one Party to the other Party hereto, which (i) if disclosed in tangible form is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature,

(ii) if disclosed orally, is identified as confidential or proprietary by the Party disclosing such information at the time of its initial disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party within forty five (45) days after such initial disclosure, or (iii) is reasonably expected to be treated in a confidential manner based on the nature of such information and the circumstances of its disclosure. For clarity, the terms of this Agreement and all Study Results shall be deemed Confidential Information of both Parties. Notwithstanding the foregoing or anything herein to the contrary, a receiving Party’s obligations under this Article 9 shall not apply to any information that, in each case as demonstrated by written documentation: (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the receiving Party by a Person other than the disclosing Party; or (e) was independently developed by the receiving Party without use of or reference to any Confidential Information of the disclosing Party.

9.2 Confidentiality. During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination (or if the JVA is entered into, then such longer period as required by the JVA), neither Party shall use, for any purpose other than the purpose of this Agreement including (i) in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement and (ii) to the extent such disclosure is reasonably necessary in filing for, prosecuting or maintenance of patents and other intellectual property rights (including applications therefor) in accordance with this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations, filing for, conducting preclinical or clinical trials, obtaining and maintaining regulatory approvals, or otherwise required by Applicable Laws or the rules of a recognized stock exchange, reveal or disclose to any Third Party other than consistent with such use including to potential investors, acquirers, investment bankers, lenders or their respective advisors and attorneys, Confidential Information and materials disclosed by the other Party (whether prior to or during the Term of this Agreement) without first obtaining the written consent of the other Party. The Parties agree to take all necessary steps to ensure that Confidential Information is securely maintained and to inform those who are authorized to receive such Confidential Information of their obligations under this Agreement and subject to written non-disclosure, non-use requirements consistent with this Article 9. Upon the termination or expiration of this Agreement for any reason (unless the JVA is entered into, then as required in the JVA), the receiving Party promptly shall, upon request by the disclosing Party, return all such Confidential Information, and any copies or reproductions thereof, to the disclosing Party and agrees to make no further use of such Confidential Information, except it may retain one copy thereof solely for use in complying with any record keeping and other obligations within such Party’s jurisdiction.

9.3 Reasonable Precautions. The Parties shall take all reasonable precautions to prevent the use or disclosure of such Confidential Information of the other Party without first obtaining the written consent of the other Party, except in accordance with Section 9.2 which may require disclosure to a governmental authority, regulatory authority, pricing authority in the Territory or otherwise required to be disclosed for diligence exercise for any transaction in connection with the development of any Collaboration Product in accordance herewith which may involve any Third Party, government authority, customer, bank, fund raising institution subject to written non-disclosure, non-use requirements consistent with this Article 9.

9.4 Publicity Review.

9.4.1 Press Releases and Public Announcements. Neither Party shall issue any press release or other publicity materials, or make any public presentation with respect to this Agreement, the terms or conditions of this Agreement, or any Collaboration Product including with respect to any Study Results without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). The restrictions provided in this Section 9.4.1 shall not apply to disclosures required by Applicable Law, including as may be required in connection with any filings made with the Securities and Exchange Commission or similar non-U.S. regulatory authority, or by the disclosure policies of a major stock exchange; provided that each Party shall use good faith efforts to provide any such disclosure at least five (5) business days prior to such disclosure (to the extent practicable) for the other Party’s review and comment.

9.4.2 Use of Names. Neither Party shall utilize the name or trademarks of the other Party or make any disclosures concerning this Agreement, without the other Party’s prior written consent, provided that such use or disclosure shall be permitted if required by Applicable Laws and the Party making such use or disclosure consults with the other Party to the extent practicable not less than thirty (30) days prior the use or disclosure.

9.5 Prior Agreement. This Agreement supersedes the terms and conditions of the Confidentiality Agreement between the Parties dated May 2, 2012 (“Prior Confidentiality Agreement”) with respect to information disclosed thereunder. All information exchanged between the Parties under such Prior Confidentiality Agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 9.

Article 10

INTELLECTUAL PROPERTY

10.1 Background Technology. Except for the limited licenses granted under Section 10.2 below, as between the Parties, each Party retains full right, title and interest in and to its Background Technology. Unless otherwise expressly set forth in this Agreement, each Party shall be fully responsible for obtaining and maintaining, at its own expense, ownership of or appropriate license to any technologies (and intellectual property rights therein) that are necessary for its performance of its obligations under each Development Plan. Without limiting the generality of the foregoing, Agila shall be solely responsible for developing or acquiring (including licensing or acquiring rights or assets from any Third Party), subject to the oversight and consent of the JSC, any PEGylation technology that is necessary for the development of PEGylated Interferon beta-1B, PEGylated Granulocyte Colony-Stimulating Factor, PEGylated L-Asparaginase and any additional PEGylated Collaboration Products as further provided in the applicable Development Plan. Agila shall be responsible for all costs associated with the development or acquisition of any such PEGylation technologies, except for any royalty payable to a Third Party upon the sale of any Collaboration Product(s) in which such PEGylation technologies are incorporated, which royalty will be borne by the JVC.

10.2 License Grant

10.2.1 License to Agila. Pfenex hereby grants to Agila a non-exclusive, worldwide, fully-paid up, royalty-free license under Pfenex’s Background Technology and any Collaboration Technology solely owned by Pfenex pursuant to this Article 10, together with all intellectual property rights therein, solely to the extent necessary for Agila to perform the activities allocated to it under this Agreement and the applicable Development Plan during the Term.

10.2.2 License to Pfenex. Agila hereby grants to Pfenex a non-exclusive, worldwide, fully-paid up, royalty-free license under Agila’s Background Technology and any Collaboration Technology solely owned by Agila pursuant to this Article 10, together with all intellectual property rights therein, solely to the extent necessary for Pfenex to perform the activities allocated to it under this Agreement and the applicable Development Plan during the Term.

10.2.3 No Other Right. All rights and licenses granted under this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party.

10.3 Collaboration Technology. Except as provided in Sections 10.4 and 10.5 and subject to Section 10.6, as between the Parties all right, title and interest to inventions and other subject matter (together with all intellectual property rights therein) conceived or created or first reduced to practice in connection with the exercise of rights or performance of obligations under this Agreement (collectively, “Collaboration Technology”) (i) by or under the authority of Pfenex or its Affiliates, independently of Agila and its Affiliates, shall be owned by Pfenex, (ii) by or under the authority of Agila or its Affiliates, independently of Pfenex and its Affiliates, shall be owned by Agila, and (iii) by personnel of Pfenex or its Affiliates and Agila or its Affiliates shall be jointly owned by Pfenex and Agila. Except as expressly provided otherwise in this Agreement, neither Party shall have any obligation to obtain any approval of the other Party for, nor pay the other Party any share of the proceeds from or otherwise account to the other Party for, the practice, enforcement, licensing, assignment or other exploitation of such jointly owned Collaboration Technology, and each Party hereby waives any right it may have under the Applicable Laws of any country to require such approval, sharing or accounting. Except as otherwise expressly provided hereunder, the Party that owns any particular Collaboration Technology shall, as between the Parties, have the sole and exclusive right to control the filing for, prosecution, maintenance and enforcement of any intellectual property rights therein in its sole discretion and any jointly owned Collaboration Technology will be prosecuted, maintained and enforced as determined by the intellectual property Subcommittee in accordance with the procedures set forth in Section 2.7.

10.4 Pfenex Improvements. Notwithstanding Section 10.3 above, all Pfenex Improvements will be the sole and exclusive property of Pfenex, and Agila hereby assigns to Pfenex all Pfenex Improvements. Agila will promptly disclose to Pfenex any and all Pfenex Improvements and take such other reasonable actions at Pfenex’s request and expense to effectuate such assignment. As used herein, “Pfenex Improvements” means: all modifications and improvements to any Pfenex Expression Technology or Pfenex Materials and Deliverables and all inventions claiming the use of Pfenex Expression Technology that are not solely applicable to any Collaboration Product, together with all intellectual property rights pertaining to the foregoing.

10.5 Agila Improvements. Notwithstanding Section 10.3 above, all Agila Improvements will be the sole and exclusive property of Agila. As used herein, “Agila Improvements” means all modifications and improvements to any Agila’s proprietary manufacturing and/or formulation technologies that are not (a) solely applicable to any Collaboration Product or (b) based upon or include any Pfenex Expression Technology, Pfenex Materials and Deliverables or Confidential Information of Pfenex, together with intellectual property rights pertaining to the foregoing.

10.6 Assignment to JVC. Upon the transfer of any Collaboration Product to the JVC as provided in Section 3.9, each Party shall assign, or cause to be assigned, to the JVC, all of its right, title and interest in and to any Collaboration Technology (excluding any Pfenex Improvement) arising from the performance of the applicable Development Plan and the JVC shall have the sole and exclusive right to control the filing for, prosecution, maintenance and enforcement of any intellectual property rights in such Collaboration Technology in its sole discretion. Each Party shall grant to the JVC appropriate licenses to its Background Technology to enable the JVC to further develop and commercialize the applicable Collaboration Product.

10.7 Disclosure and Cooperation. Each Party shall promptly disclose to the other Party any Collaboration Technology generated hereunder. The Parties shall at all times fully cooperate in order to reasonably implement the provisions of this Article 10. Such cooperation may include the execution of necessary legal documents, coordinating prosecution to avoid or mitigate any patentability issues, and the provision of any other assistance reasonably requested by the other Party at such other Party’s expenses.

Article 11

TERM AND TERMINATION

11.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue on a Collaboration Product-by-Collaboration Product basis until the Successful Completion of the first Phase I Clinical Trial for the applicable Collaboration Product (“Term”). For clarity, prior to each Party signing the applicable Development Plan for a particular Collaboration Product hereunder as set forth in Section 3.1, neither Party shall have any rights or obligations hereunder with respect to such product, except that the Parties will use good faith efforts to prepare and agree on Development Plan in accordance with Section 3.1 for each product described in Section 1.6(a) – (e) unless either Party prior to the signing of the Development Plan for such product provides sixty (60) days’ prior written notice to the other Party that it desires to exclude such product herefrom, in which case, such product shall be excluded; provided that if the other Party desires the Parties shall discuss the basis for such exclusion during such sixty (60) day period.

11.2 Termination for Material Breach. If either Party materially breaches this Agreement, the non-breaching Party shall have the right to terminate this Agreement, in its entirety or with respect to any Collaboration Product that is subject to the applicable Development Plan under which such material breach occurs, by written notice to the breaching Party specifying the breach and referencing this Section 11.2, if such breach is not cured within ninety (90) days after written notice is given by the non-breaching Party to the breaching Party specifying the breach; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, this Agreement or the applicable Development Plan shall not be terminated unless it is finally determined pursuant to Section 14.10 such material breach has occurred, and the breaching party fails to cure such breach within ninety (90) days after such determination.

11.3 Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

11.4 Termination for Failure to Enter into the JVA. In the event the Parties fail to enter into the JVA pursuant to Section 3.8 by February 28, 2013, this Agreement shall terminate automatically unless otherwise mutually agreed by the Parties in writing.

11.5 Cross Termination with the JVA. In the event the JVA is terminated in its entirety in accordance with its terms, this Agreement shall terminate automatically unless otherwise mutually agreed by the Parties in writing.

11.6 Effects of Termination.

11.6.1 Expiration or termination of this Agreement (in its entirety or with respect to any Collaboration Product) for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to such Party or which is attributable to a period prior to such expiration or termination.

11.6.2 Upon expiration or termination of this Agreement (in its entirety or with respect to any Collaboration Product), all rights and licenses to any technology and intellectual property rights therein granted by either Party to the other Party under this Agreement or with respect to the applicable terminated Collaboration Product, as applicable, shall terminate and revert back to the Party granting such rights or licenses.

11.6.3 Upon termination of this Agreement or with respect to any Collaboration Product(s), each Party shall cease all work under this Agreement or the applicable Development Plan, as applicable, except for activities as necessary for an orderly wind-down of the performance of this Agreement or the applicable Development Plan, and return to the other

Party all Confidential Information of the other Party and unused materials provided to it by the other Party under this Agreement or the applicable Development Plan, as applicable, and all copies and embodiments thereof, except that each Party may retain one copy of the other Party’s written Confidential Information in its confidential files solely for archival purposes. Without limiting the generality of the foregoing, upon termination of this Agreement (in its entirety or with respect to any Collaboration Product), Agila shall immediately cease any use or practice of Pfenex Materials and Deliverables provided under this Agreement or under the applicable Development Plan, as applicable, and return all remaining Pfenex Materials and Deliverables in Agila’s possession, including all embodiments or derivatives thereof.

11.6.4 Upon expiration of this Agreement with respect to any Collaboration Product(s), in the event such Collaboration Product(s) is transferred to the JVC as provided in Section 3.9, each Party shall fully cooperate with each other to facilitate a smooth, orderly and prompt transfer of such Collaboration Product(s) to the JVC. Without limiting the generality of the foregoing, (i) Agila shall assign or cause to be assigned to the JVC all Regulatory Filings and Regulatory Approvals and all communications with the applicable Regulatory Authorities obtained or maintained by or on behalf of Agila under this Agreement with respect to such Collaboration Product(s), (ii) each Party shall assign all of its right, title and interest in and to any Collaboration Technology (excluding Pfenex Improvements) to the JVC, and (iii) each Party shall transfer to the JVC all records, reports and other work products generated during its performance of the applicable Development Plan.

11.6.5 Upon expiration of this Agreement with respect to any Collaboration Product, in the event such Collaboration Product(s) is not transferred to the JVC as provided in Section 3.9, unless otherwise mutually agreed by the Parties, each Party shall return to the other Party all Confidential Information of the other Party and unused materials provided to it by the other Party (including Pfenex Materials and Deliverables provided to Agila) under this Agreement or the applicable Development Plan, as applicable, and all copies and embodiments thereof, except that each Party may retain one copy of the other Party’s written Confidential Information in its confidential files solely for archival purposes. Upon expiration of this Agreement with respect to any Collaboration Product, in the event such Collaboration Product(s) is not transferred to the JVC as provided in Section 3.9, if Pfenex elects to continue the development of such Collaboration Product, the Parties shall discuss in good faith terms and conditions that are reasonable and customary in the pharmaceutical industry pursuant to which Agila will transfer all Regulatory Approvals obtained or maintained by or on behalf of Agila under this Agreement with respect to such Collaboration Product (together with all relevant Regulatory Filings and correspondence with Regulatory Authorities) and granting Pfenex a license to all technologies and associated intellectual property rights owned or controlled by Agila that are necessary or useful for the development and commercialization of such Collaboration Product.

11.7 Survival. The provisions of Articles 1, 7, 9, 13 and 14, and Sections 4.3, 5.5, 5.6, 5.7, 10.1, 10.2.3, 10.3-10.7, 11.6, 11.7, 12.2 (last sentence) and 12.3 shall survive the termination of this Agreement for any reason. All other rights and obligations of the Parties shall cease upon termination of this Agreement. Except as otherwise expressly provided in this Section 11.7, all other rights and obligations of the Parties shall terminate.

Article 12

REPRESENTATIONS AND WARRANTIES

12.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) as of the Effective Date, it has the power and authority to enter into this Agreement and to perform its obligations hereunder and to grant to the other Party the rights granted to such other Party under this Agreement; (b) as of the Effective Date, it has obtained all necessary corporate and other approvals to enter into and execute this Agreement; and (c) it is not, as of the Effective Date, a party to, nor will it enter into or assume during the Term, any contract or other obligation with a Third Party that would in any way limit the performance of its obligations under this Agreement (d) this Agreement will, when executed, constitute valid and binding obligations on the Parties; and (e) entry into and performance by it of this Agreement will not (i) breach any provision of its bylaws or equivalent constitutional documents; or (ii) result in a breach of any Applicable Laws in its jurisdiction of incorporation or of any order, decree or judgment of any court or any Regulatory Authority, where any such breach would affect to a material extent its ability to enter into or perform its obligations under this Agreement.

12.2 No Debarment. Each Party further represents and warrants that neither it, nor any of its Affiliates, nor any of their respective employees or contractors involved in the performance of this Agreement have been “debarred” by the FDA pursuant to 21 U.S.C. § 335a or subject to a similar sanction from any Regulatory Authority in any other jurisdiction, nor have debarment or similar proceedings against such Party, any of its Affiliates, or any of their respective employees or contractors involved in the performance of this Agreement been commenced. Each Party will promptly notify the other Party in writing if any such proceedings are commenced or if such Party, any of its Affiliates, or any of their respective employees or contractors involved in the performance of this Agreement are debarred or similarly sanctioned by any Regulatory Authority.

12.3 DISCLAIMERS.

12.3.1 GENERAL. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

12.3.2 PFENEX MATERIALS AND DELIVERABLES. EXCEPT AS PROVIDED IN SECTION 4.2, THE PFENEX MATERIALS AND DELIVERABLES ARE PROVIDED “AS-IS.”

12.4 LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO LOST PROFITS ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE

POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE13.

Article 13

INDEMNIFICATION

13.1 Pfenex. Pfenex shall indemnify, defend and hold harmless Agila, its directors, officers, employees, agents, successors and assigns from and against any liabilities, expenses or costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a Third Party resulting from: (a) the negligent or intentionally wrongful acts or omissions of Pfenex, its Affiliates and subcontractors during the performance of any Development Plan or (b) any breach by Pfenex of its representations and warranties under this Agreement; in each case, subject to the requirements set forth in Section 13.3 below. Notwithstanding the foregoing, Pfenex shall have no obligations under this Article 13 for any liabilities, expenses or costs arising out of or relating to claims to the extent covered under Section 13.2 below.

13.2 Agila. Agila shall indemnify, defend and hold harmless Pfenex, its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses, and costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a Third Party resulting from: (a) the negligent or intentionally wrongful acts or omissions of Agila, its Affiliates and subcontractors during the performance of any Development Plan or (b) any breach by Agila of any of its representations and warranties under this Agreement; in each case, subject to the requirements set forth in Section 13.3 below. Notwithstanding the foregoing, Agila shall have no obligations under this Article 13 for any liabilities, expenses or costs arising out of or relating to claims to the extent covered under Section 13.1 above.

13.3 Indemnification Procedure. Any Party seeking indemnification under this Article 13 (the “Indemnitee”) shall: (a) promptly notify the indemnifying Party (the “Indemnitor”) of such claim; (b) provide the Indemnitor sole control over the defense or settlement thereof; and (c) at the Indemnitor’s request and expense, provide full information and reasonable assistance to Indemnitor with respect to such claims. Without limiting the foregoing, with respect to claims brought under Section 13.1 or 13.2 above the Indemnitee, at its own expense, shall have the right to participate with counsel of its own choosing in the defense or settlement of any such claim. The indemnification under this Article 13 shall not apply to amounts paid in settlement of any claim if such settlement is effected without the consent of the Indemnitor.

13.4 Insurance. Each Party will procure and maintain, at its own expense, insurance, with a financially sound and reputable insurer, reasonably sufficient to cover such Party’s activities and its obligations under this Agreement with minimum coverage amounts customary for the activities of such Party hereunder in the jurisdiction(s) where such activities are performed or such other minimums as the JSC may establish. Without limiting the foregoing, Agila shall procure and maintain clinical trial insurance with minimum coverage amounts customary for Phase I Clinical Trials in the jurisdiction(s) where such clinical studies are performed or such other minimums as the JSC may establish. Each Party will furnish at the request of the other Party a certificate(s) reflecting relevant insurance coverage and limits. Each Party will name the other as an additional insured on the policies for the coverage required herein.

Article 14

GENERAL PROVISIONS

14.1 Affiliates. Each Party may perform any obligations and exercise any rights hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.2 Assignment. Each Party agrees that its rights and obligations under this Agreement may not be assigned or otherwise transferred to a Third Party without the prior written consent of the other Party hereto. Notwithstanding the foregoing, either Party may transfer or assign its rights and obligations under this Agreement to (a) an Affiliate, subject to the prior notice to the other Party and the assigning Party remaining responsible for such Affiliate’s performance or (b) a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise, without the prior written consent of the other Party; provided that such assignee or transferee has agreed to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

14.3 Severability. If any clause, provision, or Section of this Agreement attached hereto, shall, for any reason, be held illegal, invalid or unenforceable, the Parties shall negotiate in good faith and in accordance with reasonable standards of fair dealing, a valid, legal, and enforceable substitute provision or provisions that most nearly reflect the original intent of the Parties under this Agreement in a manner that is commensurate in magnitude and degree with the changes arising as a result of any such substitute provision or provisions. All other provisions in this Agreement shall remain in full force and effect and shall be construed in order to carry out the original intent of the Parties as ‘nearly as possible (consistent with the necessary reallocation of benefits) and as if such invalid, illegal, or unenforceable provision had never been contained herein.

14.4 Merger of Understandings; Amendment. This Agreement (and the Exhibits attached hereto and Purchase Orders issued pursuant hereto) and the Quality Agreement constitute the entire agreement between the Parties regarding the subject matter hereof and all prior negotiations and understandings between the Parties are deemed to be merged into this Agreement. No agreement or understanding varying or extending this Agreement shall be binding upon either Party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective Parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

14.5 Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing and executed by a duly authorized officer of the Party waiving compliance. The waiver by either of the Parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same.

14.6 Notices. Any notice, report or other communication required or permitted to be given by either Party under this Agreement shall be given in writing and may be delivered by hand, reputable international 3- or 4-day courier service or by mailing if mailed by registered or certified mail, postage prepaid and return receipt requested (or the international equivalent), or by email or fax (with printed confirmation of transmission and with confirmation copy forwarded by reputable international 3- or 4-day courier service), addressed to each Party as follows. Such information may be updated by a Party upon written notice to the other Party. A notice shall be deemed delivered upon receipt, unless the notice is received on a day other than a business day in the jurisdiction of the recipient or after 5:30 p.m. at the location of delivery, in which case delivery shall be deemed to be the next business day after receipt (as determined in the jurisdiction of recipient).

For Pfenex:	Pfenex Inc.
10790 Roselle Street
San Diego, CA 92121
Attn: Patrick Lucy
Fax: +1 978 887-4972
Email: PKL@Pfenex.com

For Agila:	Agila Biotech Private Limited
Strides House, Bilekahalli
Bannergahtta Road,
Bangalore 560 076, INDIA
Attention: Legal Department
Fax: + 91 80 6784 0700 / 800
Email: legal@stridesarco.com

14.7 Force Majeure. Neither of the Parties shall be liable for any default or delay in performance of any obligation under this Agreement caused by any of the following: Act of God, war, terrorism, riot, fire, explosion, accident, flood, sabotage, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements or any other event beyond the reasonable control of such Party, or labor trouble, strike, lockout or injunction (provided that neither of the Parties shall be required to settle a labor dispute against its own best judgment). The Party invoking the provisions of this Section14.7 shall give the other Party written notice and full particulars of such force majeure event. Both Pfenex and Agila shall use reasonable business efforts to mitigate the effects of any force majeure on their respective part.

14.8 Relationship of the Parties. The relationship of Pfenex and Agila is strictly one of independent contractors and the Parties acknowledge that this Agreement does not create a joint venture, partnership, or the like, between them. Pfenex and Agila shall always remain independent contractors in its performance of this Agreement. Neither Party shall have any authority to employ any individual as an employee or agent for or on behalf of the other Party to this Agreement for any purpose, and neither Party, nor any person performing any duties or engaging in any work at the request of such Party, shall be deemed to be an employee or agent of the other Party.

14.9 Choice of Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereto shall be determined in accordance with the laws of England and Wales, without regard to any provisions of conflicts of law and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

14.10 Dispute Resolution.

14.10.1 General. If the Parties are unable to resolve any dispute or other matter arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Chief Executive Officers of Parties for attempted resolution by good faith negotiations promptly after such notice is received. In such event, each Party shall cause its Chief Executive Officers to meet (face-to-face or by teleconference) and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute.

14.10.2 Arbitration. In the event that the Parties are unable to resolve any such matter subject to Section 14.10.1 within sixty (60) days from the date such dispute was referred to the Chief Executive Officers of the Parties, then either Party may initiate arbitration pursuant to this Section 14.10.2. Any arbitration under this Section 14.10.2 shall be conducted in English under the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) in Singapore by a single arbitrator mutually selected by the Parties or otherwise selected in accordance with such rules. In such arbitration, the arbitrator shall select an independent expert with significant experience relating to the subject matter of such dispute to advise the arbitrator with respect to the subject matter of the dispute. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected by the chief executive of SIAC. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration. The parties shall use good faith efforts to complete arbitration under this Section 14.10.2 within sixty (60) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such sixty (60) day period. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief.

14.11 Provisions Contrary to Law. In performing this Agreement, the Parties shall comply with all Applicable Laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the Applicable Laws.

14.12 Legal Fees. Except as otherwise provided herein, each Party shall bear its own legal fees incurred in connection with the transactions contemplated hereby or the enforcement hereof.

14.13 Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

14.14 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

14.15 Exhibits. The appended Exhibits and any modifications or amendments thereof form an integral part of this Agreement.

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CONFIDENTIAL

EXECUTION COPY

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

PFENEX INC.		AGILA BIOTECH PRIVATE LIMITED

By:	/s/ Bertrand C. Liang	By:	/s/ Anand Iyer

Name:	Bertrand C. Liang	Name:	Anand Iyer

Title:	CEO	Title:	CEO

Exhibit 1

Milestones and Timelines

[*]

Exhibit 2

Amounts to be reimbursed

Agila will reimburse Pfenex for amounts incurred as of the Effective Date with respect to the conduct of activities for cGMP manufacturing, toxicology or any [*] for the Collaboration Product comprising [*] within thirty (30) days of receipt of invoice therefor and other customary documentation. Without limiting the foregoing, the Parties will discuss how to address any other amounts due under the existing agreements with Syngene International Limited and Novotech (Australia) Pty Limited including assigning such agreements to Agila.

[*]

[*]

Exhibit 3

Exceptions to Exclusivity

[*]